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                            TITAN MANAGEMENT, L.P.
                          53 Forest Avenue, 2nd floor
                            Old Greenwich, CT 06870
                   Voice: (203) 698-0736 Fax: (203)637-8551


January 6, 1998


Mr. Leo Ullman
SKR Management Corp.
44 South Bayles Avenue
Port Washington, NY 11050


RE: Acquisition Loan Commitment for Cedar Income Fund


Gentlemen:


     This letter will confirm that Titan Management, L.P. ("Titan" or "Lender") is prepared to make a share acquisition loan facility (the "Loan") to a New York general partnership formed by two affiliates of SKR Management Corp. ("Borrower") upon the terms and conditions outlined below (the "Commitment"). This Commitment is subject to the terms and conditions contained herein and the execution and delivery by the Borrower of the definitive loan documentation satisfactory to Titan and its counsel. Please indicate your acceptance of this loan commitment by signing and returning this commitment letter along with the required fees to the attention of our attorney, Theodore Fichtenholtz, Esq. on or before January 8, 1998 or this Commitment will expire.


I. Summary of Loan Terms


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Borrower:                Cedar Bay Company

Maximum Loan Amount:     $16,250,000.00 (subject to the terms and conditions set forth herein).

Term:                    One year.

Interest Rate:           13.00 fixed rate of interest for the term of the Loan.

Amortization:            None

Purpose of Loan:         Acquisition of stock in Cedar Income Fund, Ltd. (the "REIT")

Closing Date:            On or before February 11, 1998, time being of the essence as to the
                         Borrower.

Payments/Escrows:        Interest is payable in arrears on the first day of each month.

Prepayment:              The Loan has a prepayment lockout equivalent to the Lender having received 12 months of interest. No partial prepayments will be per-
                         mitted.

Security:                The Loan shall be secured by a first lien on all shares of the REIT
                         ("Shares") which shall be pledged to Lender and delivered to Lend-
                         er's counsel or depository bank with stock powers executed in blank.
                         Lender's security interest shall constitute valid first liens, subject to no other liens or encumbrances, on the good and marketable title to the Shares.

Guarantor[s]:            All general partners of Borrower, Leo S. Ullman, and SKR Manage-
                         ment Corp.
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Loan Expenses:               Borrower shall pay all costs associated with the origination and closing of the Loan and enforcement of Lender's rights under this
                             Commitment, including appraisal fees, engineering and environmen-
                             tal fees, title insurance premiums, survey fees, Lender's attorney fees, mortgage recording and filing fees, and any third party broker fees.

Origination Fee:             2.25 of maximum loan amount due at the closing of the Loan.

Deposits:                    Upon signing and returning this commitment, the Borrower shall deposit
                             $3,500.00 to be applied towards Lender's attorney fee in connection with this Loan. If the Loan does not close for any reason, the unused portion of this fee shall be refunded with counsel having billed at the rate of $250.00 per hour. The Borrower shall also deposit the sum of $10,000.00 as a good faith deposit which will be applied at closing to the Origination Fee or Lender's other out of pocket costs. This deposit shall be deemed to be earned by Lender at the time it is paid and is non-refundable with the exception of Lender's willful default pursuant to this Commitment. Both deposits should be made by wire transfer payable to Theodore Fichtenholtz Esq., escrow agent.

Net Disbursement of Loan     The amount disbursed under this Commitment at closing will be equal to
Proceeds at Closing          the amount necessary to purchase the Tendered stock, to pay unpaid fees and expenses which are the obligation of the Borrower, including, unpaid Loan Expenses, Origination Fee, Escrows required by the Lender and short interest due through the end of the first payment period of the Loan.

II. Conditions of Loan

1. Borrower.                 The Borrower shall be the New York general partnership that is formed to own and which ultimately purchases the stock of Cedar Income Fund,
                             Ltd. Each general partner shall have at least one independent director in its controlling entity. The independent director shall be mutually acceptable to both Borrower and Lender. The independent director's responsibilities will be limited to those related to a bankruptcy filing by the Borrower or the general partner. The Borrower's organizational documents shall contain provisions satisfactory to the
                             Lender. The sole business activity of the Borrower shall be the ownership of the Shares. The Borrower shall be prohibited from incurring additional debt, other than the Loan, without the written consent of the Lender. Any fees earned by Borrower, Guarantor or any affiliates thereof shall be subordinated to repayment of all principal and interest due under the Loan Documents.

2. Guarantor.                The Loan shall be personally guaranteed by all of the general partners of the Borrower. All partnership interests/shares in Borrower and/or the entity which manages/operates same shall be pledged to the Lender as security for payment of the Loan and/or performance under the guaranty.
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3. Loan Amount.              The Maximum Loan Amount for this Commitment was approved based on (a)
                             a 13.00% Interest Rate for the term of the Loan, (b) a maximum Loan to
                             Value ratio of 70% based on the value of the assets of the REIT and of the subject properties which are referred to in the commitment letters dated January 6, 1998 concerning the properties owned by The Point Associates,
                             L.P. and Triangle Center Community L.P., each a general partner of Cedar Bay
                             Company, and if the Lender determines through its due diligence that the LTV requirement is not met, the Lender reserves the right, in its absolute discretion to reduce the Loan amount, require additional collateral or cancel this commitment. For purposes of this Commitment, LTV is the ratio of the amount of the Loan to the appraised value, as approved by the Lender, of the Subject Property and any other collateral securing the Loan.


4. Due Diligence.            Closing of the Loan is subject to the satisfactory receipt and review by the Lender, in its sole discretion, of the following, at least 7 days prior to the Closing Date:

                             a.  An M.A.I. appraisal from an appraiser selected by the Lender showing the value of the property owned by the REIT to be in excess of $16,000,000.00;

                             b.  A Phase I environmental site assessment from an environmental consultant selected by the Lender and any follow up environ-
                                 mental analysis deemed necessary by the Lender based on the results of the Phase I;

                             c.  A structural engineering report on the properties owned by the
                                 REIT from an engineer selected by the Lender;

                             d.  The receipt, review and approval of all current and pending leases, service contracts and sales contracts on the property owned by the REIT;

                             e.  A current rent roll and two previous years of operating state-
                                 ments on the properties owned by the REIT;

                             f.  Two previous years of federal income tax returns for the general partners of the Borrower and SKR Management Corp.;

                             g.  A credit report and current financial statements for the general partners of the Borrower and SKR Management Corp; and

                             h.  A commitment for title insurance for each of the properties owned by the REIT.

5. Loan Documents.           Closing of the Loan is subject to the Borrower's and Guarantor's execution of Lender's standard loan documents, including but not limited to, the Note, the Security Agreement, Negative Pledge, the
                             Guaranty, and Environmental Indemnity Agreement.
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6. Reporting.                After the closing of this Loan, the Borrower shall furnish to the
                             Lender the following information with respect to the properties owned by the REIT and the operations of the REIT:

                             a.  An updated rent roll as of the end of each applicable period;

                             b.  Quarterly and year-to-date operating statements as of the end of each applicable period.

                             c.  An operating statement, balance sheet and sources and uses of funds for the operations of the REIT.


                             d.  Any other information required under the loan closing documents.

The Lender reserves the right to require an independent audit of any information provided under these Reporting Requirements at Borrower's expense.

7. Governing Law.            This Commitment and the loan shall be governed by the laws of New York.
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III. Closing Requirements

     At least three days prior to closing, the Lender and its counsel must receive the following in a form satisfactory to the Lender in its sole discretion:

     For each property owned by the REIT:

      1. A standard form ALTA loan policy of title insurance, to be chosen by Lender's Counsel, in an amount not less than the Loan Amount insuring the first priority lien of the Mortgage against Borrower's fee simple interest in the Subject Property, any easements, rights, covenants or restrictions appurtenant thereto, with only such exceptions to title as shall be acceptable to Lender in its sole discretion, and with such endorsements as may be required by Lender;

      2. A survey of the applicable property prepared in accordance with ACSM standards with a surveyor's certification;

      3. Evidence that all insurance coverage which Lender requires is in full force and effect with respect to the applicable property with insurance carriers acceptable to the Lender. Additionally, if required by Lender, certification as to whether the Applicable property lies within a 'flood plain area and/or an earthquake zone;

      4. All applicable property taxes and assessments will be paid at the Closing;

     For Borrower and each general partner:

      1. Certified corporate charter, by-laws and current good standing certificate for the Borrower/general partner and the Borrower's/general partners corporate resolution authorizing the Loan transaction and electing the independent director required by this Commitment or equivalent documents for noncorporate borrowers.

      2. All applicable property taxes and assessments will be paid at the Closing. An opinion of Borrower's and Guarantor's counsel licensed to practice law in the state where the Borrower and its constituent entities are organized that:

         a. Borrower is duly organized, validly existing, in good standing, and properly licensed under the laws of the state(s) where it is organized and doing business;

         b. Borrower is properly licensed and otherwise qualified to do business in the state where the Applicable property is located;

         c. All Loan documents have been duly authorized executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective
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            terms, and are not in conflict with the formation documents of
            Borrower, any obligations of Borrower or any law, rule, regulation, order or decree to which the Borrower, its assets are bound or subject. The opinion of such counsel may be qualified to the extent that enforceability of any instrument referred to therein may be limited by applicable bankruptcy, moratorium or other similar laws, now or hereafter in effect, affecting the enforceability of creditors rights generally;

         d. The Loan is not usurious under the laws of the state of New York.

         e. No court actions are pending or (to the best knowledge of said counsel) threatened against Borrower which would materially affect Borrower's obligations or its financial condition;

         f. No consent or approval of any governmental body or regulatory authority is or will be required in connection with the execution and delivery of, or performance under the Loan documents;

         g. All security interests against the Shares have been perfected under the UCC;

         h. Such other matters as may be requested by the Lender.

     If the Borrower is other than a corporation, comparable legal opinions must be delivered for the borrower and each of its managing/operating entities. The counsel providing such opinions shall provide evidence that they carry professional liability insurance in an amount satisfactory to the Lender.

  3. A certification from the Borrower and Guarantor/principal that no material adverse change has occurred since the date of this Commitment with respect to the credit and financial condition of the Borrower and any of the Borrower's principals or guarantors.

IV. Additional Terms

  1. This Commitment is issued in reliance upon and subject to the accuracy of all information, representations and other material submitted in support of the loan request. This Commitment may be terminated by the Lender at its sole option without liability in the event:

         a. The Borrower shall fail to comply with any of the terms hereof;

         b. Any material information provided to Lender by Borrower (either verbally or in writing) in connection with this Loan is false, misleading or otherwise incomplete;

         c. There is filed by or against Borrower or Guarantor a petition under any of the provisions of the Federal Bankruptcy Code, as amended, or under any other federal or state insolvency or similar law.

  2. No changes made by Borrower to this commitment letter shall be binding on lender unless confirmed by a subsequent commitment modification letter signed by both parties.

  3. This Commitment is executed by an individual strictly in his capacity as a representative of the Lender. By the acceptance of this Commitment, Borrower agrees that no representative, member, partner, shareholder, employee or agent of the Lender shall be personally liable for the payment of any claim or the performance of any obligations hereunder.

  4. The Loan shall be cross collateralized and cross defaulted to any loan with any loan made by Titan to the Borrower, any affiliate of Borrower or any partner of Borrower. Titan's obligation to close and fund the Loan is contingent upon the acceptance and closing of two loans, one to each general partner, secured by first mortgages on commercial properties owned by the general partners located in Lancaster, PA and Harrisburg, PA.

  5. The REIT shall be prohibited from incurring any additional indebtedness, other than that which is in existence on the date of this commitment (approximately $1.4 Million Dollars), without the consent of Lender.
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  6. The Lender will give the Borrower the option to renew the Loan for a second year at a rate of interest of 13.00%, provided that:

         a. The Borrower has not been in default on any Loan term or condition during the life of the Loan;

         b. The Borrower gives the Lender at least ninety days written notice of its intention to renew the Loan;

         c. The Borrower pays a renewal fee of 2.00% of the Loan Amount simultaneously with the exercise of its option to renew the loan pursuant with 4b. above;

         d. The all initial loan underwriting criteria are still met.

  7. The Borrower commits to use Titan's brokerage services to obtain permanent financing during the term of this loan if Titan can obtain equally favorable or more favorable terms than those which the Borrower obtains independently of Titan.

  8. The Borrower agrees to pay a brokerage fee to Milt Ciplet and acknowledges that no broker or other parties are entitled to be paid a fee in connection with this Loan and agrees to indemnify the Lender against any claims to the contrary.

  9. After closing of the Loan, the Lender shall have the right to advertise that it has made the Loan.

 10. SKR Management Corp, Leo Ullman, and Brenda Walker agree to pay Lender a breakup fee of $100,000.00 if the deal does not close for any reason not at the fault of the Lender.

Sincerely,
Titan Management, L.P.
By: GHZ I L.L.C., its General Partner,


By /s/ Ira E. Saferstein
  -------------------------
Name: Ira E. Saferstein
Title: Member
Date: January 6, 1998

Accepted and Agreed:


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